Exhibit 99.1

FOR IMMEDIATE RELEASE

Roper Industries Reports CFO Departure

Duluth, Georgia, March 20, 2006...Roper Industries, Inc. (NYSE: ROP) today reported that it had entered into a separation agreement with its Chief Financial Officer, Michael W. Towe, who left the Company to pursue other interests. The Company is engaged in a search and expects to announce a new CFO soon.

About Roper Industries

Roper Industries is a market-driven diversified growth company with 2005 revenues of $1.5 billion. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

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